Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of January 8, 2008, by and among Globe Specialty Metals, Inc., a Delaware corporation (“Buyer”), Solsil Acquisition Corp., a Delaware corporation (“Buyer Sub”), and Solsil, Inc., a Delaware corporation (“Company”).
RECITALS
     A. The Board of Directors of Company has approved, and deems it fair, advisable and in the best interests of its stockholders to consummate, the merger of Buyer Sub with and into Company on the terms set forth herein.
     B. The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and similar provisions of other applicable tax law.
     C. Concurrently with the execution of this Agreement, the stockholders of the Company are entering into an Agreement and Plan for the Recapitalization of Solsil, Inc. and Other Related Matters (the “Recapitalization Agreement”) with respect to the recapitalization of the Company described therein to be effected before the merger (the “Recapitalization”) and certain other matters.
     D. Also concurrently with the execution of this Agreement, the stockholders of the Company are entering into Lock-Up Agreements with respect to the Buyer Stock to be effective upon the merger.
     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
     1. THE MERGER
          1.1 The Merger. At the Effective Time (as defined in Section 1.2.1), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Buyer Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Buyer Sub shall cease, and Company shall continue as the surviving corporation (the “Surviving Corporation”).
          1.2 Effective Time; Closing.
               1.2.1 Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (“Certificate of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware or such later time as may be agreed in writing by Company and Buyer and specified in the Certificate of Merger, the “Effective Time”) as soon as practicable on or after the Closing Date (as defined in Section 1.2.2).
               1.2.2 Subject to the earlier termination of this Agreement in Section 9 below, the transactions contemplated hereby shall be consummated by the exchange of documents and instruments (“Closing”) by mail, courier or telecopy promptly following the satisfaction or waiver of all conditions to closing set forth in Sections 7 and 8 hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Concurrently with the Closing, the Certificate of Merger will be filed in the office of the Delaware Secretary of State.
          1.3 Charter Documents.
               1.3.1 Certificates of Incorporation. At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated in substantially the form attached hereto as Exhibit A, and upon the filing of the Certificate of Merger and the Amended and Restated Certificate of Incorporation, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.
               1.3.2 Bylaws. At the Effective Time following the Merger, the bylaws of Company, as in effect immediately prior to the Effective Time, shall remain in effect.
          1.4 Board of Directors; Officers.
               1.4.1 Board of Directors. The individuals listed on Schedule 1.4.1 shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
               1.4.2 Officers. The corporate officers of Company immediately prior to the Effective Time shall continue to be the corporate officers of Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.
     2. EXCHANGE OF SHARES.
          2.1 Conversion of Company Stock. By virtue of the Merger, and without any action on the part of Buyer, Buyer Sub or Company:
               2.1.1 At the Effective Time, each share of Company’s Series A Preferred Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 6,058.543 shares of Buyer common stock, par value $0.0001 per share (each, a “Buyer Share”), each share of Company’s Class B Common Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 4,039.0287 Buyer Shares, each share of Company’s Class C Common Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 4,008.5864 Buyer Shares, each share of Company’s Class D Common Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 4,182.1218 Buyer Shares, each share of Company’s Class E Common Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 4,442.9315 Buyer Shares and each share of Company’s Class F Common Stock validly issued and outstanding immediately prior to the Effective Time shall be changed and converted into 4,664.6314 Buyer Shares (collectively, the “Merger Consideration”).
               2.1.2 At the Effective Time, each share of Company’s Class A Common Stock validly issued and outstanding immediately prior to the Effective Time shall not be changed or converted in the Merger and shall remain outstanding as a validly issued, fully paid and non-assessable share of Class A Common Stock of the Surviving Corporation.
               2.1.3 At the Effective Time, any shares of the Company’s capital stock held by Company as a treasury share immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Company, be canceled and retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.
               2.1.4 No fractional Buyer Shares will be issued in connection with the Merger, but in lieu thereof each holder of Company Stock (as defined in Section 3.3.1) who would otherwise be entitled to receive a fraction of a Buyer Share will receive from Buyer, promptly after the Effective Time, a number of Buyer Shares rounded up to the nearest whole number.
               2.1.5 At the Effective Time, each share of Buyer Sub capital stock outstanding immediately prior to the Effective Time will be changed and converted into 1.23649774 outstanding shares of the Class A Common Stock of the Surviving Corporation, constituting an aggregate of 1,236.49774 shares of the Class A Common Stock of the Surviving Corporation.
               2.1.6 Immediately following the Effective Time, the Surviving Corporation shall issue 99.59026 shares of the Class A Common Stock of the Surviving Corporation to Buyer as consideration for the issuance by Buyer of Buyer Shares pursuant to Section 2.7 and for the issuance of restricted Buyer Shares pursuant to Section 2.3, which actions by Buyer the parties intend to be treated as the assumption by Buyer of liabilities of Company in the amount of $5,361,878.63.
               2.1.7 The number of shares of Class A Common Stock of the Surviving Corporation into which the capital stock of Buyer Sub is converted pursuant to Section 2.1.4 is based upon the agreement of the parties that the value of the Company Stock is $83,138,121.37, that the value of the Buyer Shares issued in exchange for Company Stock cancelled in the Merger is $12.78 per share and that the value of the Class A Common Stock of the Surviving Corporation immediately after the Merger is $53,839.39 per share. Additionally, the parties agree that Buyer shall assume certain obligations of Company as provided in Section 2.1.6, in consideration for which additional shares of Class A Common Stock of the Surviving Corporation shall be issued to Buyer as set forth in such Section. If, as provided in Section 2.3, Buyer options are issued in lieu of Buyer Shares, the exchange ratios included in the Merger

Consideration (in Section 2.1.1), the exchange ratio for the conversion of Buyer Sub capital stock into Class A Common Stock of the Surviving Corporation (in Section 2.1.5) and the shares of Class A Common Stock of the Surviving Corporation to be issued pursuant to Section 2.1.6 shall be appropriately adjusted to reflect the reduction of the obligations assumed by Buyer pursuant to Section 2.1.6 by the amount equal to aggregate exercise price of the vested and unvested Company Options that are exchanged for Buyer options pursuant to Section 2.3.
          2.2 Exchange of Certificates.
               2.2.1 Exchange Agent. Buyer shall act as exchange agent in the Merger. Prior to the Closing Date, Buyer shall obtain from Capita Registrars Limited, Buyer’s transfer agent, certificates representing the Buyer Shares issuable to the holders of the Company Stock pursuant to this Agreement.
               2.2.2 Exchange Procedures. At the Closing upon surrender of certificates representing Company Stock for cancellation to the Buyer, the holder of such Company Stock shall be entitled to receive in exchange therefor, and Buyer shall issue and deliver to such holder one or more certificates representing that whole number of Buyer Shares set forth opposite such holder’s name on Exhibit B, and the Company Stock so surrendered shall forthwith be canceled. Buyer shall accept such certificates upon compliance with such reasonable terms and conditions as Buyer may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Company of certificates representing Company Stock, and if such certificates are presented to Company for transfer, they shall be canceled against delivery of the Merger Consideration to which the holder of such Company Stock is entitled. If any certificate for such Buyer Shares is to be issued in a name other than that in which the certificate for the Company Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Company any transfer or other taxes required by reason of the issuance of certificates for such Buyer Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2.2, each certificate for Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1.
               2.2.3 Distributions with Respect to Unexchanged Company Stock. No (i) dividends or other distributions declared by Company with a record date after the Effective Time or (ii) Merger Consideration shall be paid to the holder of any unsurrendered certificate for Company Stock until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Buyer Shares issued in connection therewith, without interest, (A) at the time of such surrender, the Merger Consideration to which such holder is entitled pursuant to Article II and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Buyer Shares, and (B) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Buyer Shares.
               2.2.4 No Liability. Neither Buyer or Company shall be liable to any person in respect of any Buyer Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, dividends or distributions with respect to Buyer Shares, if any, in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of Company, free and clear of all claims or interest of any person previously entitled thereto.
          2.3 Stock Options.
               2.3.1 Subject to satisfaction of the requirements set forth in Code Section 280G(b)(5)(A)(ii), including the shareholder approval requirements set forth at Code Sections 280G(b)(5)(A)(ii)(II) and 280G(b)(5)(B), and the applicable regulations thereunder, in a manner sufficient to assure that receipt by the optionees identified on Schedule 2.3(a) of the Buyer Shares identified on such Schedule and further described in the following sentence will, pursuant to Code Section 280G(b)(5)(A), not be treated as a parachute payment, Company shall take all actions (including, if appropriate amending individual option agreements and obtaining optionee consents) that are necessary such that each vested and unvested Company Option which is outstanding at the Effective Time shall, by virtue of the Merger, be cancelled immediately following the Effective Time in exchange for that number of Buyer Shares set forth opposite each such option holder’s name on Schedule 2.3(a). All of such Buyer Shares upon issuance shall be subject to forfeiture and shall vest on the terms summarized in Schedule 2.3(a). Such restricted Buyer Shares will be issued to the grantees solely in consideration of the cancellation of the Company Options held by such grantees and as compensation for services rendered by them; and none of such restricted Buyer Shares will be issued for any of the Company’s Series A preferred stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock or Class F Common Stock being changed and converted to Buyer Shares pursuant to Section 2.1.1. The Company shall make reasonable efforts to comply with requirements under Code Section 280G(b)(5)(A)(ii) so as to assure that receipt by the optionees identified on Schedule 2.3(a) of the Buyer Shares described on such Schedule will, pursuant to Code Section 280G(b)(5)(A), not be treated as a parachute payment; and none of such optionees shall have a right to receive such Buyer Shares, nor shall any such shares be awarded to either of them, unless the requirements of Code Section 280G(b)(5)(A)(ii), including the shareholder approval requirements set forth at Code Sections 280G(b)(5)(A)(ii)(II) and 280G(b)(5)(B), are satisfied.
               2.3.2 If such requirements of Code Section 280G(b)(5)(A)(ii), including the shareholder approval requirements set forth at Code Sections 280G(b)(5)(A)(ii)(II) and 280G(b)(5)(B), are not satisfied, (i) Company shall take all actions that are necessary such that each vested and unvested Company Option which is outstanding at the Effective Time shall, by virtue of the Merger, be cancelled immediately following the Effective Time in exchange for a Buyer option on the terms summarized in Schedule 2.3(b) and (ii) Buyer shall issue Buyer options in accordance with such actions solely in consideration of the cancellation of such Company Options and the prior services of such option holders.
          2.4 Further Assurances. Company agrees that if, at any time before or after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of Company or otherwise.
          2.5 Securities Law Issues.
               2.5.1 Based in part on the representations of Company securityholders made in “accredited investor” questionnaires delivered in accordance with Section 8.14, Buyer Shares to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.
               2.5.2 The Buyer Shares will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act. Each certificate evidencing Buyer Shares will bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION IS NOT REQUIRED.
          2.6 Tax Free Reorganization. Buyer and Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and similar provisions of other applicable tax law and intend to adopt this Agreement as a “plan of reorganization” within the meaning and for the purposes of Section 368(a) of the Code and Sections 1.368-1(c), 1-368-2(g) and 1.368-3T of the treasury regulations promulgated thereunder and similar provisions of other applicable tax law. Each of Buyer, Buyer Sub and Company agree that (i) it will not take or cause to be taken any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger not to so qualify and (ii) it will issue such tax statements and take such other actions as shall be necessary or appropriate to secure such tax treatment. Notwithstanding the foregoing, except as expressly set forth herein, (a) none of Buyer, Buyer Sub or Company are required by this Agreement to seek a ruling from the Internal Revenue Service or any other tax authority regarding the treatment of the Merger under such tax provisions, (b) Buyer makes no representation or warranty to Company or its stockholders that the merger qualifies as a reorganization under

Section 368(a) of the Code, and (c) it shall not be a violation of any undertaking by Buyer, Buyer Sub or Company hereunder for any of them to effect a transaction in accordance with the provisions of the letter of intent dated July 25, 2007 between BP Solar International Inc. and Company, as amended on October 8, 2007, including any sale of interests in Company to BP Solar International Inc. contemplated thereby.
          2.7 Satisfaction of Certain Company Obligations. Immediately after the Effective Time, Buyer shall satisfy the Company’s obligation to pay a bonus of $200,000 to Alan Kestenbaum by the issuance of 15,649 Buyer Shares, subject to applicable withholding taxes. Buyer shall be entitled to receive customary securities law representations from Mr. Kestenbaum in connection with the private issuance of such shares.
     3. REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as set forth on the Company Disclosure Letter (the “Company Disclosure Schedule”) delivered to Buyer and Buyer Sub herewith, Company hereby represents and warrants to Buyer and Buyer Sub as set forth in this Section 3. The Company Disclosure Schedule shall be arranged in Sections and Subsections corresponding to the numbered Sections and Subsections contained in this Section 3. The disclosures in any Section of the Disclosure Schedule shall qualify (i) the corresponding Subsection in this Section 3, and (ii) other Subsections in this Section 3 to the extent it is reasonable from a reading of the disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Subsections.
          3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in Ohio.
          3.2 Power, Authorization and Validity.
               3.2.1 Power and Capacity. Subject to the required approval of the Company’s stockholders, Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Company is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company’s board of directors as required by applicable law and Company’s certificate of incorporation and bylaws.
               3.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement and the Company Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Company is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.
               3.2.3 Binding Obligation. This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.
          3.3 Capitalization.
               3.3.1 Authorized and Outstanding Capital Stock. Immediately following the completion of the Recapitalization, the authorized capital stock of Company shall consist of Common Stock, of which no shares shall be issued and outstanding, shares of Class A Common Stock, of which 307.69 shares shall be issued and outstanding, shares of Class B Common Stock, of which 425.2 shares shall be issued and outstanding, shares of Class C Common Stock, of which 495.85 shares shall be issued and outstanding, shares of Class D Common Stock, of which 109.65 shares shall be issued and outstanding, shares of Class E Common Stock, of which 1.8851 shares shall be issued and outstanding and shares of Class F Common Stock, of which 116.3817 shares shall be issued and outstanding (the Class A, Class B, Class C, Class D, Class E and Class F Common Stock is collectively referred to as the “Company Common Stock”), and shares of Preferred Stock, all of which have been designated as Series A Preferred Stock, of which 81.9588 shares shall be issued and outstanding (the Company Common Stock and the Series A Preferred Stock is collectively referred to as the “Company Stock”). To the Company’s knowledge, each of Company stockholders holds good and marketable title to such Company shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws and as set forth in Company’s Second Amended and Restated Investors’ Agreement dated as of July 3, 2007 (the “Rights Agreement”), which shall be terminated on or prior to the Closing Date). Immediately following the completion of the Recapitalization, all issued and outstanding shares of Company Stock shall have been duly authorized and validly issued, shall be fully paid and nonassessable, shall not be subject to any right of rescission, shall not be subject to preemptive rights by statute, the certificate of incorporation or bylaws of Company, or any agreement or document to which Company is a party or by which it is bound and have been offered, issued, sold and delivered by Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.
               3.3.2 Options/Rights. Except as disclosed in Section 3.3.2 of the Company Disclosure Schedule, immediately following the completion of the Recapitalization, there shall be no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Company’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of Company Stock or obligating Company to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.
          3.4 Securityholder Lists and Agreements.
               3.4.1 Included as Section 3.4.1 of the Company Disclosure Schedule is a true, complete and correct list of all of Company security holders, including holders of Company preferred stock, Company Common Stock and Company Options, showing the shares of Company preferred stock, Company Common Stock or other securities of Company to be held by each such security holder immediately following the Recapitalization, and the number of shares of Company Stock into which such securities are convertible or exercisable.
               3.4.2 Except as provided in Company’s Certificate of Incorporation, as amended, this Agreement, the Company Disclosure Schedule, the Recapitalization Agreement or the Stockholders Agreement to be entered in connection with the Closing, there are no agreements, written or oral, between Company and any holder of its securities or among any holders of Company’s securities relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act or voting of the capital stock of Company.
          3.5 Subsidiaries. Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.
          3.6 Company Financial Statements. Attached as Section 3.6 of the Company Disclosure Schedule are true, complete and correct copies of the following financial statements (collectively, the “Company Financial Statements”): (i) Company’s audited balance sheet as of June 30, 2007 and June 30, 2006 and income statement and statement of cash flows for the years then ended and (ii) Company’s unaudited balance sheet (the “Company Balance Sheet”), statement of cash flows and income statement each dated as of September 30, 2007. The Company Financial Statements (a) are in accordance with the books and records of Company, (b) fairly present the financial condition of Company at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the Company Balance Sheet lacks footnotes and other presentation items and is subject to normally-recurring year-end audit adjustments). Except as set forth on the Company Disclosure Schedule, Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Balance Sheet, except for expenses incurred in connection with the transactions contemplated by this Agreement and those that may have been incurred after the date of the Company Balance Sheet in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.
          3.7 Absence of Certain Changes. Since the date of the Company Balance Sheet, there has not been with respect to Company:
                    (a) any Material Adverse Effect;

                    (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;
                    (c) any mortgage, pledge, encumbrance or lien placed on any of the material properties or assets, tangible or intangible, thereof;
                    (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;
                    (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;
                    (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;
                    (g) except for the Recapitalization, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;
                    (h) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter;
                    (i) any agreement to do any of the foregoing.
     For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event or effect whether or not such change, event or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to have a materially adverse effect on the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole, except to the extent that any such change, event, circumstance or effect solely results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii), with respect to Company, any changes as a result of action taken by Globe Metallurgical, Inc., a wholly owned subsidiary of Buyer (“GMI”) pursuant to the Operating Agreement between Company and GMI.
          3.8 No Violation. Neither the execution and delivery of this Agreement nor any Company Ancillary Agreements, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Company, as currently in effect, (b) in any material respect, any material instrument or contract to which Company is a party or by which Company is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company or its assets or properties.

          3.9 Litigation. There is no action, proceeding, claim or investigation pending against Company before any court or administrative agency that if determined adversely to Buyer may reasonably be expected to have a Material Adverse Effect with respect to Company, nor, to Company’s Knowledge, has any such action, proceeding, claim or investigation been threatened.
     For purposes of this Agreement the term “Knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.
          3.10 Insurance. Company maintains insurance policies (collectively, the “Company Insurance Policies”) which are of the type and in amounts which it believes are reasonably necessary to conduct its business. All of the material Company Insurance Policies are in full force and effect and there is no material default with respect to any provision contained in any such policy by Company. To Company’s knowledge, there are no claims by Company pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than such claims as have not had and could not reasonably be expected to have a Material Adverse Effect with respect to Company.
          3.11 Taxes and Tax Returns.
               3.11.1 All material Tax Returns required to be filed by or with respect to Company have been duly and timely filed. Such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of Company in all material respects. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, officer, director, stockholder or other third party, and all forms W-2 and 1099 required with respect thereto have been properly completed and filed. For the purposes of this Agreement “Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, social security and unemployment taxes, assessments, fees or other charges imposed by any Tax authority, including any interest, additions to tax or penalties applicable thereto and “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
               3.11.2 Company has timely paid all Taxes due as of the Closing Date, or has established an adequate reserve therefor in its financial statements and such reserve has been properly determined in accordance with United States generally accepted accounting principles (“GAAP”). The unpaid Taxes of Company, as of the date of the Company Balance Sheet, did not exceed the reserves for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face thereof (rather than in any note thereto) and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past practice of Company in filing its Tax Return.

               3.11.3 No Tax deficiencies have been claimed, proposed or assessed against Company in writing by any Taxing or other governmental authority. Except as might otherwise be the case with respect to GMI and members of its affiliated group, Company does not have any liability for income Taxes of any person other than itself under Treasury Regulations Section 1.1502-6 or any other similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
               3.11.4 There are no pending or, to Company’s knowledge, threatened audits, investigations or claims for or relating to any liability of Company in respect of Taxes, and there are no matters under discussion between Company and any governmental authority with respect to Taxes. None of the Tax Returns of Company has been or is currently being examined by the Internal Revenue Service or any state, local or foreign Taxing authorities.
               3.11.5 Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign law with any taxing authority.
               3.11.6 There are no liens upon or other security interests in any property or assets of Company for or relating to Taxes, except for liens for real and personal property Taxes not yet due and payable.
               3.11.7 There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Company.
               3.11.8 Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               3.11.9 Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law).
               3.11.10 Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          3.12 No Brokers. No action has been taken by Company that would give rise to any valid claim against Buyer or Buyer Sub or any of their respective affiliates for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth on the Buyer Disclosure Letter delivered to Company (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants, as set forth in this Section 4. The Buyer Disclosure Schedule shall be arranged in Sections and Subsections corresponding to the numbered Sections and Subsections contained in this Section 4. The disclosures in any Section of the Disclosure Schedule shall qualify (i) the corresponding Subsection in this Section 4, and (ii) other Subsections in this Section 4 to the extent it is reasonable from a reading of the disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Subsections. Unless the context otherwise requires, references in this Section 4 to the “Buyer” shall include all of Buyer’s direct and indirect subsidiaries.
          4.1 Organization and Good Standing. Buyer and Buyer Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.
          4.2 Power, Authorization and Validity.
               4.2.1 Power and Capacity. Subject to the approval of the Agreement and the Buyer Ancillary Agreements by Buyer’s and Buyer Sub’s board of directors in compliance with applicable law and the certificate of incorporation and bylaws of Buyer and Buyer Sub, Buyer and Buyer Sub have the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Buyer and/or Buyer Sub is or will be a party that are required to be executed pursuant to this Agreement (the “Buyer Ancillary Agreements”). Buyer has authorized a sufficient number of shares of its capital stock to effect the terms of the Merger as described in this Agreement. The transactions contemplated hereby do not require the approval of the stockholders of Buyer.
               4.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement and the Buyer Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and (b) such filings as may be required to comply with federal and state securities laws.
               4.2.3 Binding Obligations. Subject to the approval of the Agreement and the Buyer Ancillary Agreements by Buyer’s and Buyer Sub’s board of directors in compliance with applicable law and the certificate of incorporation and bylaws of Buyer and Buyer Sub, this Agreement and the Buyer Ancillary Agreements are, or when executed by Buyer and Buyer Sub will be, valid and binding obligations of Buyer and Buyer Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware of State.

          4.3 Capitalization.
               4.3.1 Authorized and Outstanding Capital Stock. The authorized capital stock of Buyer consists of 150,000,000 shares of Common Stock, of which 57,371,628 shares are issued and outstanding. All issued and outstanding Buyer Shares have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of Buyer, or any agreement or document to which Buyer is a party or by which it is bound and have been offered, issued, sold and delivered by Buyer in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.
               4.3.2 Options/Rights. An aggregate of 5,000,000 Buyer Shares are reserved and authorized for issuance pursuant to Buyer’s 2006 Employee, Director and Consultant Stock Plan (the “Buyer Stock Plan”), of which options to purchase a total of 1,320,000 Buyer Shares are outstanding. An aggregate of 18,946,648 Buyer Shares are reserved and authorized for issuance pursuant to the exercise of outstanding warrants to purchase Buyer Shares and an aggregate of 5,025,000 Buyer Shares are reserved and authorized for issuance pursuant to the exercise of 1,675,000 outstanding Unit Purchase Options. Except for (i) those options outstanding under the Buyer Stock Plan and (ii) as disclosed in Section 4.3.2 of the Buyer Disclosure Schedule, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Buyer’s authorized but unissued capital stock or any securities or debt convertible into or exchangeable for Buyer Shares or obligating Buyer to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.
          4.4 Buyer Financial Statements. Attached as Section 4.4 of the Buyer Disclosure Schedule are true, complete and correct copies of the following financial statements (collectively, the “Buyer Financial Statements”): (i) Buyer’s unaudited balance sheet as of June 30, 2007 (the “Buyer Balance Sheet”) and June 30, 2006 and income statement and statement of cash flows for the years then ended. The Buyer Financial Statements (a) are in accordance with the books and records of Buyer, (b) fairly present the financial condition of Buyer at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth on the Buyer Disclosure Schedule, Buyer has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Buyer Balance Sheet, except for expenses incurred in connection with the transactions contemplated by this Agreement and those that may have been incurred after the date of the Buyer Balance Sheet in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.
          4.5 Issuance of Buyer Shares. The Buyer Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through Buyer. Subject to compliance with Section 8.13, the

Buyer Shares will be issued in compliance with all applicable state and federal laws concerning the issuance of securities.
          4.6 No Violation. Neither the execution and delivery of this Agreement nor any Buyer Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of Buyer or Buyer Sub, as currently in effect, (b) in any material respect, any material instrument or contract to which Buyer or Buyer Sub is a party or by which Buyer or Buyer Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer, Buyer Sub or their assets or properties.
          4.7 Litigation. There is no action, proceeding, claim or investigation pending against Buyer or Buyer Sub before any court or administrative agency that if determined adversely to Buyer or Buyer Sub may reasonably be expected to have a Material Adverse Effect with respect to Buyer, nor, to Buyer’s Knowledge, has any such action been threatened.
          4.8 No Brokers. No action has been taken by Buyer or Buyer Sub that would give rise to any valid claim against Company or any of its affiliates for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
          4.9 Ownership of Buyer Sub. Buyer Sub is a wholly-owned subsidiary of Buyer. Buyer Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Buyer Sub has not conducted (nor will it conduct prior to the Merger) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer Sub owns no equity or ownership interest in or other security issued by any other person.
     5. COMPANY PRECLOSING COVENANTS
     During the period from the date of this Agreement until the Effective Time, Company covenants and agrees as follows:
          5.1 Advice of Changes. Company will promptly advise Buyer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect with respect to Company.
          5.2 Maintenance of Business. Company will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof, unless (a) a change is due to the action or inaction of GMI pursuant to the Operating Agreement or (b) it has obtained the prior written consent of the Chief Executive Officer of Buyer to do otherwise.

          5.3 Requisite Approval. Company will use commercially reasonable efforts to obtain the approval of the principal terms of this Agreement (including the terms of Section 2.3) and the Certificate of Merger by Company stockholders, as required by applicable law and Company’s certificate of incorporation and bylaws.
          5.4 Necessary Consents. Company will use commercially reasonable efforts to obtain such written consents as are set forth on Schedule 5.4 to the Company Disclosure Schedule and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Buyer to carry on Company’s business after the Closing.
          5.5 Litigation. Company will notify Buyer in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.
          5.6 Satisfaction of Conditions Precedent. Company will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Company will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.
          5.7 Tax Covenants
               5.7.1 Company shall prepare and file or cause to be prepared and timely filed in accordance with applicable law and past practice all Tax Returns that are required to be filed before the Closing Date.
               5.7.2 Without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Company shall not, do any of the following: (i) make, change or revoke any election in respect of Taxes, (ii) file any amended Tax Return, (iii) adopt or change any accounting method or period in respect of Taxes, (iv) enter into any closing agreement, (v) settle any claim or assessment in respect of Taxes, (vi) change any practice with respect to Taxes, (vii) consent to any extension or waiver of any statute of limitations applicable to any claim or assessment in respect of Taxes or (viii) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.
     6. BUYER PRECLOSING COVENANTS
     During the period from the date of this Agreement until the Effective Time, Buyer covenants and agrees as follows:
          6.1 Advice of Changes. Buyer will promptly advise Company in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect with respect to Buyer.

          6.2 Maintenance of Business. Buyer will use commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.
          6.3 Litigation. Buyer will notify Company in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.
          6.4 Satisfaction of Conditions Precedent. Buyer will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Buyer will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.
          6.5 AIM Listing. Buyer shall use all reasonable efforts to cause the Buyer Shares issuable pursuant to the Merger to be approved for listing on the AIM market of the London Stock Exchange and at least three business day prior to the Closing shall submit to the AIM market of the London Stock Exchange a final application for the listing of the Buyer Shares issuable pursuant to the Merger on the AIM market of the London Stock Exchange.
          6.6 State Securities Laws. As promptly as practicable after the execution of this Agreement, Buyer will prepare and file any filings required under the state securities laws of all jurisdictions which are applicable in connection with the Merger.
     7. CONDITIONS TO OBLIGATIONS OF COMPANY
     Company’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the conditions set forth below. Any one or more of the following conditions may be waived by Company, but only in a writing signed by Company; provided, however, that if Company proceeds with the Closing, despite having Knowledge that any of the following conditions have not been fulfilled, then it shall be deemed to have waived such condition.
          7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Section 4 (as qualified by the Buyer Disclosure Schedule) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.
          7.2 Covenants. Buyer shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and Company shall receive a certificate to such effect signed by Buyer’s Chief Executive Officer.
          7.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Company, any Material Adverse Effect with respect to Buyer.

          7.4 Certificate of Secretary. Company will have received from the corporate secretary of Buyer a certificate (i) certifying Buyer’s certificate of incorporation, (ii) certifying the bylaws of Bylaws, (iii) certifying the resolutions of the board of directors of Buyer approving the Merger and Merger Agreement, and (iv) attesting to the incumbency of the officers of Buyer.
          7.5 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.
          7.6 Government Filings. There shall have been taken such action as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”).
          7.7 Consents. Company shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations and other certificates contemplated by this Agreement or the Company Disclosure Schedule in form and substance reasonably satisfactory to Company, except for such consents and approvals as Buyer and Company shall have agreed shall not be obtained, as contemplated by the Company Disclosure Schedule.
          7.8 Board Approval. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements shall have been duly and validly approved and authorized by Buyer’s and Buyer Sub’s board of directors in compliance with applicable law and the certificate of incorporation and bylaws of Buyer and Buyer Sub, respectively.
          7.9 Opinion of Counsel. Company shall have received a legal opinion of counsel to Buyer regarding the due authorization and execution of this Agreement by Buyer, the effectiveness of the Merger in accordance with Delaware law, the absence of required regulatory approvals applicable to Buyer and the due issuance of the Buyer Shares issuable pursuant to the Merger in form and substance reasonably acceptable to Company.
          7.10 No Litigation. No litigation or proceeding shall be threatened or pending: (i) against Company or Buyer for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or (ii) against Buyer which could be reasonably expected to have a Material Adverse Effect with respect to Buyer.
          7.11 AIM Listing. The Buyer Shares issuable pursuant to the Merger shall have been approved for listing on the AIM market of the London Stock Exchange.
          7.12 Stockholder Approval. The Company stockholders shall have duly approved the principal terms of this Agreement and the Certificate of Merger, in accordance with applicable law and Company’s certificate of incorporation and bylaws.

          7.13 Stockholders Agreement. The Company shall have duly executed the Stockholders Agreement substantially in the form of Exhibit C hereto (the “Stockholders Agreement”).
     8. CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the conditions set forth below. Any one or more of the following conditions may be waived by Buyer, but only in a writing signed by Buyer; provided, however, that if Buyer proceeds with the Closing, despite having Knowledge that any of the following conditions have not been fulfilled, then it shall be deemed to have waived such condition and provided, further, that to the extent that the failure of the condition set forth in Section 8.1, 8.2, 8.3, 8.7 or 8.15 below to be fulfilled or satisfied is the result of actions of Buyer or GMI, such condition shall be deemed satisfied for the purposes of this Agreement.
          8.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in Section 3 (as qualified by the Company Disclosure Schedule) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and Buyer shall receive a certificate to such effect executed by Company’s Chief Executive Officer.
          8.2 Covenants. Company shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Buyer shall receive a certificate to such effect signed by Company’s Chief Executive Officer.
          8.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Buyer, any Material Adverse Effect with respect to Company.
          8.4 Certificate of Secretary. Buyer will have received from the corporate secretary of Company a certificate (i) certifying Company’s certificate of incorporation, (ii) certifying the bylaws of Company, (iii) certifying the resolutions of the board of directors of Company approving the Merger and Merger Agreement, (iv) certifying the resolutions of the stockholders of Company approving the Merger and Merger Agreement and (v) attesting to the incumbency of the officers of Company.
          8.5 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.
          8.6 Government Filings. There shall have been taken such action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws and the HSR Act.

          8.7 Consents. Company shall have received duly executed copies of all third-party consents set forth on Schedule 5.4 to the Company Disclosure Schedule in form and substance reasonably satisfactory to Buyer.
          8.8 Board Approval. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements shall have been duly and validly approved and authorized by Buyer’s and Buyer Sub’s board of directors (including the approval of at least one “disinterested” director) in compliance with applicable law and the certificate of incorporation and bylaws of Buyer and Buyer Sub, respectively.
          8.9 Fairness Opinion. Buyer shall receive a written opinion from CoView Capital, Inc., confirming that the Merger Consideration to be paid to Company stockholders upon consummation of the Merger is fair to the stockholders of Buyer from a financial point of view.
          8.10 Opinion of Counsel. Buyer shall have received a legal opinion of counsel to Company regarding the due authorization and execution of this Agreement by Company and the due approval of this Agreement and the Merger by the Company’s stockholders in accordance with Delaware law, in form and substance reasonably acceptable to Buyer.
          8.11 No Litigation. No litigation or proceeding shall be threatened or pending: (i) against Company or Buyer for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or (ii) against Company which could be reasonably expected to have a Material Adverse Effect with respect to Company.
          8.12 Termination of Rights. Except as otherwise set forth in Schedule 8.11, the rights under the Series A Convertible Preferred Stock Purchase Agreement dated July 3, 2007, the Rights Agreement, the Amended and Restated Registration Rights Agreement dated as of July 17, 2007 and any other registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any security holder of Company shall have been terminated or waived as of the Closing.
          8.13 Resignation of Directors and Officers. Except for those directors listed on Schedule 1.4.1 already serving as directors of Company, the directors of Company immediately prior to the Effective Time of the Merger shall have resigned as directors of the Surviving Corporation effective as of the effectiveness of the Merger.
          8.14 Accredited Investor Questionnaire. Each of the Company security holders shall meet the definition of “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, which accreditation shall have been determined by the delivery to Buyer of an “accredited investor” questionnaire prior to the Closing. For purposes of determining the status of a Company security holder under this Section 8.14, the failure to deliver a completed “accredited investor” questionnaire shall be deemed the failure of such person to meet the accreditation requirements under Regulation D promulgated under the Securities Act.

          8.15 AIM Listing. The Buyer Shares issuable pursuant to the Merger shall have been approved for listing on the AIM market of the London Stock Exchange.
          8.16 Recapitalization. The Recapitalization shall have been completed in accordance with the terms of the Recapitalization Agreement.
          8.17 Stockholder Approval. The Company stockholders shall have duly approved the principal terms of this Agreement and the Certificate of Merger, in accordance with applicable law and Company’s certificate of incorporation and bylaws.
          8.18 Stockholders Agreement. The stockholders named therein shall have duly executed the Stockholders Agreement.
          8.19 FIRPTA Certificate. Buyer shall have received a duly executed certificate, in form and substance reasonably satisfactory to Buyer, establishing that Buyer is not required to withhold under Section 1445 of the Code from any of the Merger Consideration (a “FIRPTA Certificate”).
          8.20 SPI Supply Agreement. Company and Solar Power Industries, Inc. (“SPI”) shall have entered into an amended and restated supply agreement reasonably satisfactory to Buyer. If Company and SPI have not agreed to the terms of such an agreement within 10 business days after the date of this Agreement, the parties hereto shall seek in good faith to re-negotiate this Agreement to remove this condition and to make such other modifications to the terms of the Agreement as the parties shall agree are appropriate in the circumstances.
     9. TERMINATION OF AGREEMENT
          9.1 Prior to Closing. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.
          9.2 Outside Date. This Agreement may be terminated and abandoned:
               9.2.1 By Buyer if any of the conditions precedent to Buyer’s obligations set forth in Section 8 above have not been fulfilled or waived at and as of February 29, 2008, provided, however, that the right to terminate this Agreement under this Section shall not be available to Buyer if Buyer’s action (other than as contemplated in Section 8.8) materially contributed to, or resulted in, the failure of the Closing to occur on or before February 29, 2008; or
               9.2.2 By Company if any of the conditions precedent to Company’s obligations set forth in Section 7 above have not been fulfilled or waived at and as February 29, 2008, provided, however, that the right to terminate this Agreement under this Section shall not be available to Company if Company’s action materially contributed to, or resulted in, the failure of the Closing to occur on or before February 29, 2008.
Any termination of this Agreement under this Section 9 will be effective by the delivery of notice of the terminating party to the other parties hereto

          9.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 or 9.2, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, other than this Section 9.3 and Section 10.
     10. MISCELLANEOUS
          10.1 Survival of Covenants and Representations. Except for covenants that by their terms survive for a longer period, all covenants of the parties contained in this Agreement will remain operative and in full force and effect until the earlier of the termination of this Agreement or twelve months after the Effective Time. All representations and warranties of the parties contained in this Agreement will terminate upon the Effective Time except the representations and warranties set forth in Sections 4.2, 4.3, 4.5 and 4.6, which shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or twelve months after the Effective Time.
          10.2 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.
          10.3 Assignment; Binding Upon Successors and Assigns. None of the parties to this Agreement may assign any of its respective rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          10.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
          10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.
          10.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. No amendment of this Agreement will be made which by applicable law requires the further approval of Company stockholders without obtaining such further approval.
          10.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
          10.8 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.
          10.9 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).
          10.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

(a)	If to Buyer or Buyer Sub:

Globe Specialty Metals, Inc.
One Penn Plaza, Suite 2514
New York, NY 10019
Attention: Chief Executive Officer

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attn: Jeffrey E. Jordan, Esq.

(b)	If to Company:

Solsil, Inc.
P.O. Box 157
County Road 32
Beverly, OH 45715
Attention: Chief Executive Officer

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110-1726
Attention: Steven C. Browne, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.10.
          10.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.
          10.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
          10.13 Limitation of Third Party Beneficiary Rights. No provisions of this Agreement are intended, or will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity, except that Company’s stockholders are expressly intended to be third party beneficiaries of the Buyer representations set forth in Sections 4.2, 4.3, 4.5 and 4.6. Except as provided in the foregoing sentence, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.
          10.14 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
          10.15 Public Announcements. Buyer and Buyer Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
          10.16 Jurisdiction; WAIVER OF JURY TRIAL. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.
          10.17 Indemnification. From and after the Effective Time, to the fullest extent permitted by law, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each of the current or former directors and officers of Company (each a “Covered Person”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Covered Person’s duties as an officer or director of Company, or in respect to this Agreement, the Merger, and the other transactions contemplated by this Agreement, until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts of omissions; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 10.17 for Losses arising out of actions or omissions by the Covered Person constituting fraud, willful misconduct, gross negligence or bad faith.
          10.18 Toll Processing Agreement. Promptly following the Closing, Buyer shall cause GMI and Company to enter into a Toll Processing Agreement with respect to GMI’s processing of the Company’s inventory following the completion of the Merger, such agreement to be on terms substantially cost neutral to Company as compared to its current cost of processing inventory.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	COMPANY:

GLOBE SPECIALTY METALS, INC.	SOLSIL, INC.

By:	By:

Its:		Its

BUYER SUB:

SOLSIL ACQUISITION CORP.

By:

Its: